Exhibit 10.55

GT Solar Incorporated

243 Daniel Webster Highway
Merrimack, New Hampshire 03054

June 4, 2009

David W. Keck

11754 Windemere Drive

Missoula, MT 59804

Dear Mr. Keck,

This letter agreement (the “Amendment”) shall amend the Employment Agreement, dated as of April 12, 2006, as amended by that letter agreement dated January 16, 2007 and as further amended by that letter agreement dated December 31, 2008 (as so amended, the “Employment Agreement”), between you (the “Executive”) and GT Equipment Technologies, Inc. (now known as GT Solar Incorporated, the “Company”).  Except as modified by this Amendment, the Employment Agreement shall remain in full force and effect, and this Amendment shall not serve in any manner as a waiver or a novation of the Executive’s duties or obligations under the Employment Agreement; provided, that in the event that any provision in this Amendment conflicts with the Employment Agreement or any other agreement, policy, plan or arrangement between the Executive and the Company, the terms of this Amendment shall govern.

You agree and acknowledge that, notwithstanding any other provision of the Employment Agreement to the contrary, the final sentence of Section 3(b) of the Employment Agreement is hereby amended to read as follows:

“Any payments payable to Executive pursuant to this Section 3(b) shall be paid to Executive (X) in the calendar quarter immediately following the calendar quarter in which a triggering event described in clauses (i), (ii) or (iii) of the preceding sentence occurs and (Y) subject to the condition that Executive be employed by the Company on the  date on which such triggering event occurs.”

Sincerely,

GT SOLAR INCORPORATED

/s/ Hoil Kim
By: Hoil Kim
Its: Vice President
ACCEPTED AND AGREED:

/s/ David W. Keck
David W. Keck

Date: June 4, 2009